UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2010

United Development Funding IV
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-152760 (1933 Act)	26-2775282
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Municipal Way, Suite 100, Grapevine, Texas 76051
(Address of principal executive offices)
(Zip Code)

(214) 370-8960
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

On September 8, 2010, the board of trustees (the “Board”) of United Development Funding IV (the “Registrant”) authorized a special distribution to its shareholders of record as of the close of business on December 15, 2010, payable pro rata over all common shares of beneficial interest outstanding as of December 15, 2010, in an amount which was not to be more than $0.20 per common share of beneficial interest or less than $0.10 per common share of beneficial interest. This special distribution was to be paid in January 2011. On December 15, 2010, the Board determined that such special distribution to the Registrant’s shareholders of record as of December 15, 2010 would be in an amount equal to $0.15 per common share of beneficial interest, and that such special distribution will be paid on or about February 1, 2011.

In addition, on December 15, 2010, the Board authorized a distribution to its shareholders of record beginning as of the close of business on each day of the period commencing on January 1, 2011 and ending on March 31, 2011. The distributions will be calculated based on the number of days each shareholder has been a shareholder of record based on 365 days in the calendar year, and will be equal to $0.0043836 per common share of beneficial interest, which is equal to an annualized distribution rate of 8.0%, assuming a purchase price of $20.00 per share. These distributions will be aggregated and paid in cash monthly in arrears. Therefore, the distributions declared for each record date in the January 2011, February 2011 and March 2011 periods will be paid in February 2011, March 2011 and April 2011, respectively. Distributions will be paid on or about the 25th day of the respective month or, if the 25th day of the month falls on a weekend or bank holiday, on the next business day following the 25th day of the month.  Distributions for shareholders participating in the Registrant’s Distribution Reinvestment Plan will be reinvested into shares of the Registrant on the payment date of each distribution.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Development Funding IV

Dated:  December 20, 2010                               By:         /s/ Hollis M. Greenlaw
Hollis M. Greenlaw
Chief Executive Officer